Exhibit 10.32

Terms and Conditions - Braiins Mining Limited

Slush Pool

What It Is and How (Not) To Use It

(Terms and Conditions)

1. PREAMBLE

Welcome to Slush Pool!

We would like to thank you for your choice of Slush Pool cryptocurrency mining pool. We know that you are eager to go ahead and start mining with Slush Pool, but we kindly ask you to spare a few minutes and read through these terms governing your rights and obligations.

We value your time, so we promise that we keep the Terms and Conditions as brief as possible. If you like and agree with everything that you read here, you may then go ahead and start mining.

(If you went ahead and started using our platform and/or started mining with Slush Pool, we will take it that you agree with everything you have read herein).

So, let’s get into it:

2. PARTIES

Can you introduce yourselves…

We are a commercial company called Braiins Mining Limited, incorporated and existing under the laws of the British Virgin Islands, Company No. 2038702, with a registered office at Road Town, Tortola, British Virgin Islands.

We are operating Slush Pool - the oldest cryptocurrency mining pool in the world.

I guess, now a little bit about me…

When we refer to you in these Terms and Conditions, we actually refer to anybody, whether individual or legal person, who creates a user account on our website and mines cryptocurrencies with Slush Pool.

It probably goes without saying, but your legal capacity must not be limited to the extent that could in any way prevent you from mining virtual currency with Slush Pool or from effectively agreeing to and complying with these Terms and Conditions.

If you plan to mine cryptocurrencies on behalf of any other person, whether individual or legal person, you must have legal authority to do so.

I am a returning miner...

If you have mined with Slush Pool before and now plan on coming back, that is great news and we welcome you with open arms, unless your previous access to Slush Pool has been terminated by us for a breach of rules.

If your previous access has been in fact terminated for a breach of rules, we reserve the right not to open any new user accounts for you and to terminate any existing user accounts that you may have been able to create in the meantime.

3. SLUSH POOL

I already know what Slush Pool is, but remind me just in case…

Slush Pool is a cryptocurrency mining platform operated by our company that allows the individual miners to pool their computing power to mine cryptocurrencies more effectively.

How does it work?

Mining of cryptocurrencies is a process, in which miners perform mathematical operations to verify and add transactions in a form of blocks to the public cryptocurrency ledger (blockchain).

To incentivize miners to mine cryptocurrencies and to ensure that there will be sufficient computing power for the cryptocurrency network to function, miner who first successfully verifies a block of transactions is rewarded with block reward and transaction fees from the transactions included in such block.

Transaction fees are the fees that other users of the cryptocurrency network pay to have their transaction verified by miners.

The mining pool allows miners to pool their computing power and then share the received rewards and transaction fees proportionally, so that the miners are rewarded on a more consistent basis.

When participating in the pool mining, miners must use an appropriate mining software that allows us, the pool operator, to communicate with them, to allocate unique tasks and to collect outputs.

Depending on the circumstances and on the cryptocurrency being mined we will either (i) just pay you for the collected outputs (basically we pay for your computing power and then it is up to us, how we use it), or (ii) we will coordinate the mining operations (and basically we act as a sole miner with a significant amount of computing power) and if we mine a block of cryptocurrency, we then split the reward including the transaction fees among all the participating miners.

In this way every individual miner mining with Slush Pool has a chance to earn regular rewards corresponding to the amount of its computing power, even though, if mining alone, it would most likely never mine any block in a very long time.

4. USER ACCOUNT

So, how do I start?

That’s a good question. First, you need to create a user account. So just go ahead and create the user account on our website at htttps://slushpool.com/.

During the registration procedure we will ask you to tell us your email address and some other identification information and then your account will be created.

We strongly recommend changing the password frequently to keep your user account secure and we also recommend not to reuse your user account password in third-party applications.

Is there anything else I should know about the user account?

The user account is dedicated to you and you are solely responsible for all activities that occur on or through your user account, so it is important that you keep your password and devices used to access the user account secure. You must let us know immediately if you suspect any unauthorized access to your user account.

We do not support a misuse of any third party information, so when providing us with any information, you agree that the information must always be true and complete.

5. SUBMITTED CONTENT

Anything interesting about the submitted content?

We trust our customers. Therefore, we expect any information submitted by you within the user account area of our website (including any information provided in order to create your user account) or in relation therewith to be accurate, true and complete.

If any of the information changes, you should update it as soon as possible to prevent any misunderstandings or problems down the line.

Any content submitted to or through our website or in relation with the mining that belongs to you stays yours (or in legal terms: you retain ownership of any intellectual property rights that you hold in a submitted content).

When you submit content to or through our website or in relation with the mining, you grant us a worldwide, royalty-free, non-exclusive, perpetual license (with a right to sublicense) to use the submitted content for the limited purpose of operating, promoting and improving Slush pool and any other related services. Make sure you have the necessary rights to be able to grant us this license.

6. PERSONAL DATA

Are my personal data safe with you?

First let us assure you that the collection of your personal data (e.g. the data submitted when creating your user account) in connection to mining with Slush Pool will be as limited as possible.

Any collection, storage and handling of your personal data shall be governed by a separate set of terms on handling the personal data of our customers (Slush Pool Privacy Policy).

7. SUPPORTED CRYPTOCURRENCIES

What cryptocurrencies can I mine with Slush Pool?

Slush Pool platform is designed primarily to mine the Bitcoin cryptocurrency.

We would like to add a possibility of mining of other cryptocurrencies in the future (and we have even added this functionality for some cryptocurrencies already) if the technical conditions and the state of Slush Pool development allows.

If other cryptocurrencies than Bitcoin are mined with Slush Pool, you agree that these Terms and Conditions and all the related terms apply similarly.

8. MINING

I am all set, let’s talk about the actual mining…

Once you have registered you may at any time start mining. Since you will use a specialized software to mine, it may not be apparent what is happening in legal terms, so let’s explain.

When you connect your device to Slush Pool and let us know that you would like to start mining, we will assign you a particular computing power intensive task and you will then use your hardware to perform the assigned task and to communicate to us the solution.

We guarantee that you will either (i) have a guaranteed payment for the computing power provided (more specifically for the provided solutions) or (ii) if the payment depends on the amount of mined cryptocurrency, the computing power will be always used for cryptocurrency mining.

The mining itself may be performed by us or by a third party of our choice. Similarly, any support and communication services, may be facilitated by us or may be delegated to a third party.

Nevertheless, in legal terms you will always provide your computing power to us and we will be your partner in solving any problems you may encounter.

Please note, that we may at any time decide not to use your computing power (to refuse it) without having to give a reason.

Dos and Don´ts of mining with Slush Pool…

…always comply with any laws and regulations.

You agree to comply with any laws and regulations applicable either to you (e.g. laws of the country where you are located) or to Slush Pool (e.g. laws of British Virgin Islands).

…always take care of your taxes.

You agree that you are responsible for obtaining any necessary information on tax and other similar obligations that you have in relation with mining cryptocurrencies.

We are responsible neither for obtaining such information for you, nor for compliance with such obligations.

…always use appropriate software and hardware.

You agree to read and follow the rules and procedures published by us in the respective sections of our website (in particular the “Help” section).

You in particular agree to create the user account on our website, to use the recommended software and hardware and other rules and procedures described in the respective section of our website.

…no abuse.

You agree not to abuse any of Slush Pool mechanisms, processes, mistakes, bugs or imperfections in programming or errors in the respective cryptocurrency network to advantage or disadvantage any miners, or to disrupt the operation or the availability of the Slush Pool.

By “abuse” we also mean any attempted hacking or other hostile action, such as block withholding attack, botnet attack etc. Any hacking or other hostile action against other miners and third persons is also abusive, if its purpose is to advantage or disadvantage any participating miners or to disrupt the operation or availability of Slush Pool.

…no botnets, specifically.

We do not like botnets, so please do not use them. Also, note that if you control multiple user accounts, your activities may be considered as a use of botnet and your access may be suspended until we investigate the issue.

9. REWARD

How much do I make?

Depending on the circumstances and on the cryptocurrency being mined we will either (i) just pay you for the provided computing power or more specifically for the provided solutions (PPS reward mechanism), or (ii) we will coordinate the mining operations and if we mine a block of cryptocurrency, we then split the block reward including the transaction fees among all the participating miners.

Therefore, in the second scenario your reward for provided computing power depends on the amount of cryptocurrency that was actually mined while you were providing your computing power and on so called scoring hashrate at the time of extraction of a cryptocurrency block that is valid and that is subsequently accepted to the cryptocurrency network.

Please, visit a website (in particular the “Rewards & Payouts” section thereof for more information), where we have published a detailed algorithm and rules for reward calculation in both scenarios.

We may amend or change the specific algorithm and rules for reward calculation at any time, but we will always notify you before such amendment or change is effective and such amendment or change won´t apply to any mining that has taken place before such amendments or changes.

What´s in it for you?

We will not charge you anything for the access to our platform, however, we will keep a portion of mined coins as a commission (also referred to as the “pool fee”).

The pool fee amount may vary depending on your circumstances, please, see our website for more information on the pool fee amount.

When will I get paid?

Under the first scenario (PPS) we will confirm the amount of your reward within a time period set forth in the “Rewards & Payouts” section of our website.

Otherwise, we will confirm the amount of your reward within a reasonable time after we mine a block of respective cryptocurrency.

If there are some technical or other circumstances that prevent us from reward confirmation, we will confirm the reward within a reasonable time after such circumstances disappear.

Once your reward is confirmed and displayed under your user account your may at any time request us to pay out the confirmed reward or you may set up an automatic reward payment, so that payment of confirmed reward occurs automatically when the total amount reaches a certain value.

To avoid any abuse of our systems, we may set a minimum threshold for the payouts. See our website for more information on the payout thresholds.

The reward is considered as duly paid out at the moment of sending it to your address in the respective cryptocurrency network listed in the respective section of your user account.

In what cryptocurrency will I get paid?

Under the first scenario (PPS) the reward is paid in Bitcoin, unless stated otherwise in the “Rewards & Payouts” section of our website.

Otherwise, the reward is paid in a cryptocurrency, mining of which gave a rise to the reward, unless stated otherwise in case of a respective cryptocurrency.

What address will you use?

Unless otherwise agreed, the confirmed reward is always sent to the address listed in the respective section of your user account area.

You confirm that the listed or otherwise communicated cryptocurrency address belongs to you and that you are the recipient of every single pay out.

Who will pay the transaction fees?

In default we bear any transaction fees related to the payout of your reward and do not charge any fees for processing the payout. However, we may under some circumstances (the payout value is too low, the transaction fees are too high) set out different rules on our website.

See the “Rewards & Payouts” section thereof for more information.

What about forks?

In the event of so called fork, that is in case the mined block is not accepted to the main blockchain of cryptocurrency (so called orphaned block), you are not entitled to any reward or reimbursement of any costs incurred in relation to mining the particular block.

In case of so-called hard fork, the is in case the cryptocurrency blockchain is divided into two chains to create new cryptocurrency, you are not entitled to any so-called forked coins of the new cryptocurrency.

Can a breach of rules affect my reward?

First, do not breach the rules. But since you have asked, then the answer is yes, it can.

We reserve the right to penalize any breach of these Terms and Conditions, which did or could advantage or disadvantage any miner in mining on Slush Pool (in particular in the reward determination) or which could influence the operation or availability of Slush Pool, by a penalty up to the amount of the reward that you would have been otherwise entitled to according to these Terms and Conditions.

In such case we shall not confirm the respective portion of the reward and/or shall nullify the prospective portion of the confirmed reward and delete it from the records within the user account and/or may claim a refund of the reward that has already been paid.

This is without prejudice to any claim against you for damages in excess to the above-mentioned penalty. This is also without prejudice to our right to delete the user account and terminate the mutual relationship for a breach of the rules.

What if I did everything right and you still have not mined any blocks? What about my reward then?

As mentioned above, depending on the circumstances and on the cryptocurrency being mined we will either (i) just pay you for the provided computing power (PPS reward mechanism), or (ii) we will coordinate the mining operations and if we mine a block of cryptocurrency, we then split the block reward including the transaction fees among all the participating miners.

In the first scenario, your reward is pretty much guaranteed, so if you do everything right, you may be sure that will get paid by us.

For the second scenario, please sit back and listen, because we cannot stress this enough:

The result of the mining is dependent mainly on luck and it cannot be foreseen. Therefore, the amount of your reward is variable, there may even be no reward at all under some circumstances, and the reward is in no case fully or partially guaranteed by us.

10. AVAILABILITY

You are always up, right?

We always attempt to provide continuous uninterrupted operation of Slush Pool platform, so you can access it and mine the cryptocurrencies at any time.

However, due to maintenance, repairs or exceptional outages there may be occasions when Slush Pool will not be available and therefore we cannot always guarantee a completely uninterrupted (100%) availability.

If it is unavailable due to a planned temporary maintenance shutdown, we will attempt to inform you in advance. If, due to the nature of unavailability we, could not inform you in advance, we at least attempt to promptly resolve any issues and make it available again.

Please, be aware that you must always set up your hardware in a way that allows it to reconnect to the Slush Pool automatically when it becomes available after the shutdown or outage.

What if you decide to shut Slush Pool down completely?

We work in a field of new technologies and you never know, what will happen a month, year or ten years from now. Therefore, we cannot rule out that we will at some point discontinue Slush Pool completely.

In that event, we will give you at least thirty (30) days prior notice. After the end of this notice period our relationship will be terminated and you will not be able to mine with Slush Pool and to access your user account anymore.

11. LIABILITY AND WARRANTY LIMITATION

So where are the legal disclaimers?

You have just found them, so let’s get it over with.

Please, be aware that we do not give you ownership of any intellectual property rights in Slush Pool or any other products or services associated therewith, unless we say so explicitly. You are solely entitled to access and use the Slush Pool platform for join cryptocurrency mining (that means you are entitled to provide us with computing power and to receive a prospective portion of a reward).

We operate Slush Pool using a reasonable level of skill and care and we hope that you will enjoy using it; however, be aware that the entire platform is still offered to you on “as is” and “where-available” basis and, therefore, we expressly disclaim any warranties, express or implied, relating thereto.

We shall not under any circumstances be held liable to you for any direct, indirect, special, consequential, punitive or any other damages and costs including, but not limited to, loss of profit, loss of revenue or loss of business opportunity arising out of or in connection with your access and use or inability to access and use Slush Pool.

Under certain laws it may not be possible to disclaim our liability and warranties completely. For such cases you hereby waive to the fullest extent permissible under any such law any claims for damages that you may have against us in relation with your use of Slush Pool or inability to access it.

You specifically waive the damages (loss of earnings) incurred as a result of non-fulfillment of your expectations regarding the amount of reward for the provided computing power, a complete failure to provide a reward, damages to your software or hardware and also damages incurred in relation to any loss of data on the hardware and software components.

If the warranties and liabilities disclaimers above are found void or invalid or otherwise unenforceable, you agree that our total liability for any claims arising out of these Terms and Conditions or in relation thereto are limited to the amount of pool fee earned by us directly in association with the computing power provided by you in the period of six (6) months immediately preceding the event that gave rise to your claim.

Some reminders, so you are not surprised later…

…electricity and heat.

The mining process is very demanding on the computing power of your hardware, which can cause an increase in electricity consumption and accelerate a wear on some of the hardware components.

…software and hardware setup.

It is up to you to set up your software and hardware including any individual components thereof (meaning we cannot be held liable for any damages incurred as a result of incorrect or incomplete setup).

…we are not a wallet, do not postpone your payouts.

Note, that we are not a cryptocurrency wallet intended to store your cryptocurrency coins for extended periods of time.

Although we constantly attempt to improve the security of the Slush Pool against hacking and other similar attacks, these attacks regularly occur and possible successful attack may lead to the loss of certain amount (or even all) of mined cryptocurrency means gathered in our wallet, which will be irreversible.

You agree to minimize the risk by requesting regular pay outs of the confirmed reward and you agree to provide any cooperation necessary.

…list a correct address.

As you may know, the transactions in cryptocurrency network, unlike wire transfers, are irreversible. So always give us correct cryptocurrency address. If you give us incorrect address and we have already sent the reward to that address, you are most likely out of luck and your reward will be gone.

12. TERMINATION

I like Slush Pool so far, but what if I change my mind?

We will always be sorry to see you go, but we will respect your decision. We want happy customers and it is not in our interest to force onto you a service that you do not like or do no longer wish to use.

Therefore, you may terminate the legal contract established by these Terms and Conditions at any time by deleting your user account (there is an option to do that in the user account interface). However, please, be careful, since after your account is deleted, you lose the right to claim a payment of any unpaid confirmed reward for the computing power that you have provided under the user account.

Please be aware that upon termination we may delete your user account and any data relating to your reward and your use of our platform without any further notice without any possibility of recovery.

Can you terminate our relationship without my consent?

Our relationships with our customers last and we take pride in that fact.

However, we may have to and are entitled to suspend or permanently disable your access to Slush Pool if you materially and/or repeatedly breach these Terms and Conditions, any other applicable terms (such as the Privacy Policy) or if you violate any provision of applicable laws in relation thereto.

What if I want to take a break from mining?

That´s fine you and your miners have worked hard and you deserve a break. Just be sure to log into your user account once in a while, because the accounts that have not been logged into for more than a year (twelve consecutive months) are automatically considered as inactive.

The inactive user account may be deleted at any time and after deletion you waive your claim to any data, information stored under your user account as well as to any unpaid rewards associated with such user account.

What about the unpaid rewards?

We want to treat you fairly, unless your account is deleted because you have breached the rules or due to inactivity as described above, you do not lose the right to your unpaid reward. In such case we will always ask you to provide current wallet address, so we can send you any unpaid rewards. If you fail to provide the address within thirty (30) days after the notification, you will have waived your claims to the unpaid reward.

We may at any time set off any unpaid reward against any claims that we have against you for example for the breach of any rules applicable to your mining with Slush Pool.

What if I keep mining after my account is deleted?

In case of deletion of the user account you waive all of your claims against us for any reward for computing power provided thereafter.

If you still choose to continue to mine, you are not entitled to any additional reward.

13. NOTICES

How do I get in touch with you? And what if you need to contact me?

You can contact us electronically via tools available on our website or via the email address help@slushpool.com. Your message is considered as delivered when we confirm its delivery to you, which we always attempt to do promptly.

We will not bother you too much, but occasionally we may have to contact you. In that event we will use either the email address listed under your user account or by a notice available to you upon logging into your user account.

We will occasionally send you an email with commercial announcements; you may at any time, without having to give a reason, opt out of these communications.

14. CONFIDENTIALITY

It all sounds so great, I will tell about Slush Pool everybody I know...

Great, we appreciate it, but please be discrete.

Sometimes we share with you information that is not meant to be public. For that reason we must ask you to keep confidential (not to disclose to third parties) the details of our mutual legal relationship (such as pricing and payment details or details about any tailored services), as well as any other information that you have learnt from us and that was marked, accompanied, or supported by documents designated as “confidential” or equivalent, or that was identified so by us, or should be reasonably known to you to be confidential.

The duty of confidentiality expires three (3) years from the date of disclosure. The obligation to protect technical information about our current products and services and all information about possible unreleased products or services never expires.

This applies to everything I know about Slush Pool?

Of course this does not apply to information which was already in your possession before you received it from us; is or becomes publicly available through no fault of yours; is rightfully received by you from a third party who has no duty of confidentiality; or is independently developed by you without a breach of the confidentiality obligations hereunder.

What about my staff?

You may disclose confidential information to your directors, officers, employees, as well as your contractors, advisors, and agents, so long as those individuals have a need to know in their work for you and are bound by obligations of confidentiality at least as restrictive as those imposed on you in these Terms and Conditions. You are fully liable for any breach of this obligation by the aforementioned third parties.

Sometimes you may be required by a government body or court of law to disclose confidential information. That’s fine by us, but we must ask you, to the extent permitted by law, to give us reasonable advance notice so that we may contest the disclosure or seek a protective order.

15. APPLICABLE LAW

What laws do apply?

The laws of the British Virgin Islands, without regard to principles of conflict of laws, will govern these Terms and Conditions and any dispute of any sort that might arise between you and us in connection herewith.

16. DISPUTE RESOLUTION

What if we argue?

We always operate in a customer-friendly manner. We try to solve any issues peacefully and ask you to do the same. Therefore, you agree to notify us of any disputes arising out of or in connection with these Terms and Conditions and you agree that you will always attempt an out-of-court dispute resolution before you bring the dispute before the courts.

However, sometimes out-of-court dispute resolution is just not possible. In that event, any dispute relating in any way to these Terms and Conditions shall be decided with final effect before the courts of the British Virgin Islands.

Should you violate or threaten to violate our intellectual property rights in any manner, we may seek an injunction or other appropriate relief in any court of our choice. You consent to exclusive jurisdiction and venue in such courts.

17. MISCELLANEOUS

Some necessary boilerplates…

…severability

If any provision of this contract is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this contract shall continue to be valid as to its other provisions and the remainder of the affected provision, unless it can be concluded from the circumstances that, in the absence of the provision found to be null and void, the Parties would not have concluded this contract.

The Parties shall use all reasonable efforts to replace all provisions found to be null and void by provisions that are valid under the applicable law and come closest to their original intention.

…entire agreement

These Terms and Conditions set out the entire agreement between you and us. Neither party has entered into this contract in reliance upon any representation, warranty or undertaking of the other party that is not expressly set out or referred to in this contract.

…no assignment

You may not assign or transfer any of your rights or obligations assumed under these Terms and Conditions or in any other way related hereto without our prior written consent.

...operator change (contract assignment)

You agree to any future change of the Slush Pool platform operator (assignment of the contract). In case of such change we will always notify you.

…no waiver

If you do not comply with these Terms and Conditions, and we do not take action right away, this doesn’t mean that we are waiving any rights that we may have (such as taking action in the future).

…survival

All the provisions of these Terms and Conditions that by their nature extend beyond the termination of mutual legal relationship, including but not limited to dispute resolution and applicable law clauses, shall survive the termination of our mutual legal relationship.

…languages

These General Terms and Conditions and all the related documents may be translated into multiple language versions. In case of any discrepancies between the individual language versions the English language version shall always control.

I did not like (something) I have read above.

We always attempt to make legal documents as brief and user friendly as possible, but we cannot completely make do without them.

So even though we regret it, if you do not agree with any part of these Terms and Conditions or if you have any reservations, you may not mine with Slush Pool and we must ask you to leave our platform immediately (but please, delete the user account first).

I found out there is a conflict between this document and the terms I found elsewhere.

If there is such a conflict, please let us know immediately, so that we can attend to it and improve our documentation. Meanwhile, these Terms and Conditions will control for that conflict.

So, is that it? May I go ahead and start mining with Slush Pool?

Just one last thing; we may change or amend these Terms and Conditions or an additional terms that apply to Slush Pool (such as Privacy Policy) from time to time, and if we do so, we will have to ask you to read through them and agree to them again.

We realize it’s inconvenient for you, so we promise not to do it too often.

So, that is all from us; if you like everything you have read so far and agree to it, you are free to go ahead and enjoy Slush Pool!

In Road Town, on 8th March 2021

Braiins Mining Limited